Exhibit 16.1

Squar, Milner, Peterson, Miranda & Williamson, LLP

Certified Public Accountants

and Financial Advisors

March 16, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated March 16, 2015 for the event that occurred on March 16, 2015, to be filed by our former client, Signature Group Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP